                                                                    Exhibit 99.1

[COMPANY LOGO]
                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

                POLYONE REPORTS IMPROVED SECOND-QUARTER EARNINGS

          - SALES GROWTH CONTINUES FOR SECOND CONSECUTIVE QUARTER
          - CUSTOMER DEMAND IMPROVES IN MOST MARKETS
          - EUROPEAN AND ASIAN RESULTS REFLECT ECONOMIC STRENGTHENING

CLEVELAND - July 30, 2002 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, today reported revenues of $692.0 million and net income of $6.1 million, or $0.07 per share, for the second quarter ended June 30, 2002.

Net income included $0.5 million of special charges associated primarily with restructuring initiatives announced in 2001. Operating income before special items also was negatively affected by a profit deferral of approximately $2 million, or about $0.01 per share, related to the transfer of vinyl compound business from a third-party distributor to PolyOne Distribution. The earnings impact results from the elimination of inter-company profits in the inventory of PolyOne Distribution, a consolidated business. PolyOne must defer profit recognition until PolyOne Distribution sells to a third-party customer.

"We were especially pleased to see the improvement in sales in the second quarter," said Thomas A. Waltermire, PolyOne chairman and chief executive officer. "The strengthening demand from our customers is a particularly refreshing sign. In addition, our earnings continue to improve, driven by benefits from our value capture initiatives.

"The resilience of the economies in Europe and Asia is further gratifying," added Waltermire. "In North America, the economy has been slower to recover, but we are pleased to see many of our customers experiencing improvement, particularly in building material applications."

                             SECOND-QUARTER RESULTS
                  (Dollars in millions, except per share data)


                                                                     2Q02          1Q02               2Q01
                                                                     ----          ----               ----
Sales                                                          $    692.0       $  613.2         $   695.4
Operating income                                                     22.7            5.0              16.8
Operating income before special items*                               23.4            8.7              18.4
Net income (loss)                                                     6.1          (57.3)              2.5
Net loss before cumulative effect of a
   change in accounting                                               6.1           (3.6)              2.5
Net income (loss) before cumulative effect of a
   change in accounting and special items*                            6.6           (1.3)              1.0
Income (loss) per share, diluted                                     0.07          (0.64)             0.03
Income (loss) per share before cumulative
   effect of a change in accounting, diluted                         0.07          (0.04)             0.03
Per share effect of excluding special items*, increase
   (decrease)                                                        0.00           0.03             (0.02)
Per share effect of goodwill amortization expense
  on net income before cumulative effect of a
  change in accounting                                               0.00           0.00              0.04


                              YEAR-TO-DATE RESULTS
                  (Dollars in millions, except per share data)

                                                             1H02         1H01
                                                             ----         ----
Sales                                                   $ 1,305.2    $ 1,405.1
Operating income (loss)                                      27.7         (6.5)
Operating income before special items*                       32.1         10.3
Net loss                                                    (51.2)       (18.9)
Net income (loss) before cumulative effect of a
   change in accounting                                       2.5        (18.9)
Net income (loss) before cumulative effect of a
   change in accounting and special items*                    5.3        (10.8)
Loss per share, diluted                                     (0.55)       (0.21)
Income (loss) per share before cumulative
   effect of a change in accounting, diluted                 0.03        (0.21)
Per share effect of excluding special items*, increase       0.03         0.09
Per share effect of goodwill amortization expense
  on net income before cumulative effect of a
  change in accounting                                       0.00         0.08


*A summary of all special items for 2002 and 2001 can be found in the attached table.

SECOND-QUARTER BUSINESS HIGHLIGHTS
- PolyOne reported sequential sales growth for the second consecutive quarter, with sales 13 percent above the first quarter of 2002 and nearly equal to the second quarter of 2001.

- For the first six months of 2002, PolyOne improved its net income before the cumulative effect of a change in accounting and special items by $16.1 million over the same period of 2001 on 7 percent lower sales. The improved earnings reflect primarily the results of initiatives to reduce operating costs and higher earnings from the Resin and Intermediates equity affiliates.

- PolyOne Distribution saw a strong second-quarter sales increase, exceeding first-quarter 2002 and second-quarter 2001 sales by 14 and 17 percent, respectively. The Distribution business' ability to capture PolyOne's vinyl compound sales following the transfer of that business from a third party in April 2002 represented approximately 13 of the 17 percentage points of the quarter's sales increase over second-quarter 2001.

- PolyOne International Plastic Compounds and Colors (PCC) operations saw strong demand increases in second-quarter 2002. Combined sales for Europe and Asia increased 21 and 19 percent from the first quarter of 2002 and the second quarter of 2001, respectively. Throughout second-quarter 2002, the euro gained strength versus the U.S. dollar, averaging approximately 5 percent above first-quarter 2002 and second-quarter 2001 levels.

- Oxy Vinyls, LP, PolyOne's polyvinyl chloride (PVC) resin equity joint venture, reported strong market demand during the quarter. As a result, market prices for PVC resins increased approximately $0.07 per pound compared with the average in first-quarter 2002. This increase contributed to improved PVC resin margins and helped boost equity income by $5.5 million, before special items, in the second quarter versus the first quarter of 2002.

- PolyOne's equity losses from the SunBelt Chlor-Alkali joint venture were $3.2 million for the quarter, slightly better than in first-quarter 2002. Chlorine price increases realized in the second quarter were offset by a decline in caustic soda prices.

- As part of the drive to implement income-improving opportunities, PolyOne captured $8.0 million and $2.0 million in additional income improvements compared with second-quarter 2001 and first-quarter 2002, respectively. The Company projects that through these strategic value capture initiatives, it will capture between $45 million and $50 million in additional benefits for the full year compared with 2001, with approximately 60 percent coming in the second half of 2002. This revised 2002 estimate represents a reduction from earlier projections, and stems principally from a delay in closing the Bethlehem, Pennsylvania, plant and the effect on shipments of the slower-than-anticipated rate of economic recovery. The Company remains committed to the goal established in 2001 of capturing approximately $200 million in annual income improvements, and believes it will achieve its target in 2003.

- PolyOne's asset reconfiguration program for its North American PCC operation is largely on schedule for completion near the end of 2002. Five plants are scheduled for closing in the third quarter. The Company completed a reassessment of its Bethlehem site, which affirmed an earlier decision to close the facility and transfer production to Avon Lake, Ohio. This evaluation has delayed the Bethlehem closing until mid-2003, when PolyOne will begin to realize annual savings of approximately $5 million from this action.

- Per PolyOne's announcement in August 2001, the Chicago facility in the Elastomers and Performance Additives segment was closed during the second quarter. Products and manufacturing were successfully transferred to the DeForest, Wisconsin, plant.

- PolyOne continues to upgrade its information systems to link nearly all of its businesses worldwide. In June, the Company successfully brought online its Formulators operations and the Performance Additives portion of its Elastomers segment, which represent more than $200 million in annual revenues. The system upgrade involved 10 sites and more than 400 employees who underwent training. Overall, PolyOne anticipates capital spending of approximately $10 million to upgrade its systems in 2002.

- Following the issuance of $200 million of unsecured senior debt in April 2002, the Company entered into interest rate swap agreements to effectively convert fixed-rate interest cost to a variable rate on $80 million of debt. PolyOne estimates that these agreements will reduce its interest cost by approximately $0.9 million in the second half of 2002.

- During the second quarter, PolyOne announced North American vinyl compound price increases for flexible and rigid products. This development was driven by the need to recover margins reduced by the escalating market price for PVC resin. Generally, the increases took effect late in the quarter, and had no material effect on second-quarter results.

BUSINESS OUTLOOK
Demand in late June and early July slowed across many markets from the typical effects of holiday and associated vacation shutdowns among PolyOne's customers. In the latter half of July, customer orders returned to levels that suggest third-quarter 2002 revenues will be at or slightly ahead of second-quarter revenues and 5 percent or more above the third quarter of 2001.

"We remain optimistic about realizing improvements in revenues and income in the third quarter," said Waltermire. "Most of our markets have demonstrated steady growth since the beginning of 2002, and this trend continues despite the uncertainties reflected in the equity market."

Sales appear to be strengthening in most markets, with the continuing exception of telecommunications, which represents approximately 4 to 6 percent of PolyOne's historic revenues. Market analysts suggest that with the technological advances and overbuilding of network systems that took place in the 1990s, a telecom recovery is unlikely in the near future.

As PolyOne moves through the third quarter, a number of factors could affect earnings:

- PolyOne anticipates approximately $6 million in new value capture initiatives. Value capture benefits will result from a number of programs, including targeted growth initiatives, sourcing savings and manufacturing cost reductions.

- Several key variables could improve the Resin and Intermediates segment's equity income by an estimated $6 million to $8 million over second-quarter 2002 results. PolyOne forecasts that the market price for PVC resin will increase in July and remain unchanged through the third quarter. Also, announced increases in market prices for caustic soda and chlorine in the third quarter should result in improved ECU (Electro Chemical Unit) pricing of approximately $150 per ton. SunBelt, which had been losing approximately $1 million per month, could return nearly to the break-even point if the price increases are realized.

- North American PCC operating income will be directly affected to the degree that announced selling price increases are realized in the marketplace. This is especially important in vinyl compounds, where margins will be reduced due to the rapid and substantial increases in PVC resin market prices during the first half of 2002. PolyOne projects that the average market price for PVC resins will rise by approximately $0.05 in the third quarter compared with the average price in the second quarter of 2002. For PolyOne, a $0.01 shift in vinyl compound margin (selling price less PVC resin cost) changes operating income nearly $3 million per quarter. In the third quarter, PolyOne needs to realize approximately $0.04 to $0.05 per pound of vinyl compound selling price to maintain second-quarter average margins. Since the start of 2002, PolyOne has announced a total of $0.08 per pound in vinyl compound price increases.

- For the year, PolyOne estimates capital expenditures in the range of $75 million to $80 million. Nearly half of the projected capital spending is associated with the North American PCC asset modernization and the new business information system. Further, PolyOne projects that cash spending for restructuring initiatives announced in 2001 in relation to employee separation and plant phase-out costs will range between $23 million and $27 million in the second half of 2002.

The outlook for fourth-quarter 2002 remains uncertain. While some normal seasonal slowdown in sales is expected from second-quarter and projected third-quarter levels, the current view projects strong double-digit sales demand versus the fourth quarter of 2001. PolyOne's earnings in the fourth quarter are anticipated to be substantially higher than year-earlier results, assuming that margins retain gains achieved in the third quarter.

CONFERENCE CALL
PolyOne will host an analyst conference call at 9 a.m. Eastern time on Wednesday, July 31, 2002. The conference call number is 888-489-0038 or 706-643-1611 (international), conference topic: POLYONE EARNINGS CALL. The call will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com.

SUPPLEMENTAL INFORMATION
Investors interested in more detailed information on PolyOne's results or the performance of its business segments, please see the Supplemental Information report issued today. The report is posted in the Investor Relations section of the Company's Web site: www.polyone.com. It can also be obtained from the contact listed at the end of this release.

ABOUT POLYONE
PolyOne Corporation, with 2001 revenues of $2.7 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:        Dennis Cocco
                                         Chief Investor & Communications Officer
                                         216.589.4018

FORWARD-LOOKING STATEMENTS
In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, for example, statements about business outlook, assessment of market conditions, strategies, future plans, future sales, prices for major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving savings related to consolidation and restructuring programs;
(2) delays in achieving or inability to achieve the Company's strategic value initiatives, including cost reduction and employee productivity goals, or achieving less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in world, regional or U.S. plastic, rubber and PVC consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates;
(6) fluctuations in raw material prices, quality and supply and energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw material feedstocks, of other equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; and (14) an inability to comply with any environmental laws and regulations.

                                       ###

                      POLYONE CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                       (IN MILLIONS EXCEPT PER SHARE DATA)



                                                                               Three Months Ended         Six Months Ended
                                                                                    June 30,                  June 30,
                                                                             -----------------------   ------------------------
                                                                                2002         2001         2002          2001
                                                                             ----------   ----------   ----------    ----------

Sales                                                                        $    692.0   $    695.4   $  1,305.2    $  1,405.1

Operating costs and expenses:
    Cost of sales                                                                 577.7        578.8      1,081.6       1,177.2
    Selling and administrative                                                     76.3         77.6        157.4         159.5
    Depreciation and amortization                                                  19.1         25.9         37.4          52.3
Employee separation and plant phase-out                                            --            0.9          0.9           9.8
Merger and integration costs                                                       --            0.5         --             5.8
Loss on divestiture of equity investment                                           --           --            1.5          --
(Income) loss from equity affiliates and minority interest                         (3.8)        (5.1)        (1.3)          7.0
                                                                             ----------   ----------   ----------    ----------
Operating income (loss)                                                            22.7         16.8         27.7          (6.5)

Interest expense                                                                  (11.4)       (10.9)       (20.2)        (23.8)
Interest income                                                                     0.3          1.2          0.5           1.4
Other expense, net                                                                 (1.6)         1.4         (3.8)         (0.9)
                                                                             ----------   ----------   ----------    ----------
Income (loss) before income taxes and cumulative
    effect of change in accounting method                                          10.0          8.5          4.2         (29.8)

Income tax (expense) benefit                                                       (3.9)        (6.0)        (1.7)         10.9
                                                                             ----------   ----------   ----------    ----------

Income (loss) before cumulative effect of a change in accounting                    6.1          2.5          2.5         (18.9)

Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                                     --           --          (53.7)         --
                                                                             ----------   ----------   ----------    ----------

Net income (loss)                                                            $      6.1   $      2.5   $    (51.2)   $    (18.9)
                                                                             ==========   ==========   ==========    ==========


Income (loss) per Share of Common Stock:
     Basic income (loss) per share before effect of change in accounting     $      .07   $      .03   $      .03    $     (.21)
     Cumulative effect of a change in accounting                                   --           --           (.60)         --
                                                                             ----------   ----------   ----------    ----------
     Basic income (loss) per share                                           $      .07   $      .03   $     (.57)   $     (.21)
                                                                             ==========   ==========   ==========    ==========

     Diluted income (loss) per share before effect of change in accounting   $      .07   $      .03   $      .03    $     (.21)
     Cumulative effect of a change in accounting                                   --           --           (.58)         --
                                                                             ----------   ----------   ----------    ----------
     Diluted income (loss) per share                                         $      .07   $      .03   $     (.55)   $     (.21)
                                                                             ==========   ==========   ==========    ==========

Weighted average shares used to compute loss per share:

     Basic                                                                         90.3         89.8         90.4          89.8
     Diluted                                                                       92.5         90.5         92.3          90.3

Dividends paid per share of common stock                                     $    .0625   $    .0625   $     .125    $     .125


                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN MILLIONS)

                                                      June 30,      December 31,
ASSETS                                                  2002           2001
                                                      --------       --------
Current assets:
  Cash and cash equivalents                           $   46.2       $   18.2
  Trade accounts receivable, net                         239.9          135.6
  Other receivables                                       10.3           11.4
  Inventories                                            291.9          255.3
  Deferred taxes                                          50.5           48.6
  Other current assets                                    15.6           16.5
                                                      --------       --------
    Total current assets                                 654.4          485.6
Property, net                                            683.8          683.6
Investment in equity affiliates                          285.9          287.9
Goodwill, net                                            446.8          476.3
Other intangible assets, net                              33.9           61.0
Other non-current assets                                  49.9           66.8
                                                      --------       --------
    Total assets                                      $2,154.7       $2,061.2
                                                      ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank debt                                $   15.9       $   14.7
  Accounts payable                                       303.9          311.4
  Accrued expenses                                       159.1          169.4
  Current portion of long-term debt                        4.2            4.6
                                                      --------       --------
    Total current liabilities                            483.1          500.1
Long-term debt                                           585.4          426.8
Deferred taxes                                            61.8           64.5
Post-retirement benefits other than pensions             129.1          126.2
Other non-current liabilities, including pensions        212.2          214.5
Minority interest in consolidated subsidiaries            17.8           15.7
                                                      --------       --------
    Total liabilities                                  1,489.4        1,347.8
Shareholders' equity:
  Preferred stock                                         --             --
  Common stock                                             1.2            1.2
  Other shareholders' equity                             664.1          712.2
                                                      --------       --------
    Total shareholders' equity                           665.3          713.4
                                                      --------       --------
      Total liabilities and shareholders' equity      $2,154.7       $2,061.2
                                                      ========       ========

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)


                                                                       Three Months Ended         Six Months Ended
                                                                             June 30,                  June 30,
                                                                       -------------------       -------------------
                                                                        2002         2001         2002         2001
                                                                       ------       ------       ------       ------

OPERATING ACTIVITIES
     Net loss                                                          $  6.1       $  2.5       $(51.2)      $(18.9)
     Adjustments to reconcile net loss to net
       cash provided (used) by operating activities:
         Employee separation and plant phase-out charges                 --            0.9          0.9          9.8
         Cash payments on employee separation and plant phase-out        (3.7)        (6.2)        (7.7)       (12.8)
         Cumulative effect of a change in accounting                     --           --           53.7         --
         Depreciation and amortization                                   19.1         25.9         37.4         52.3
         Investment write-down, loss on sale of equity affiliate         --           --            1.5         --
         Companies carried at equity and minority interest:
            (Income) loss                                                (3.2)        (5.1)        (0.7)         7.0
            Dividends received                                            2.1         --            2.1          1.0
         Change in assets and liabilities:
             Operating working capital:
                 Accounts receivable                                    (23.5)        87.6        (93.8)       128.3
                 Inventories                                            (14.7)        47.1        (31.2)        61.3
                 Accounts payable                                       (37.5)        15.8        (14.7)        46.4
             Accrued expenses and other                                   5.0         11.8         21.4        (15.8)
                                                                       ------       ------       ------       ------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                        (50.3)       180.3        (82.3)       258.6

INVESTING ACTIVITIES
     Capital expenditures                                               (23.1)       (16.7)       (33.8)       (36.0)
     Cash received from equity affiliates                                (0.9)        (1.7)         0.4          0.5
     Proceeds from sale of assets                                         1.1          2.8          1.1          2.8
     Other                                                               (4.4)         6.6         (3.6)         3.5
                                                                       ------       ------       ------       ------
NET CASH USED BY INVESTING ACTIVITIES                                   (27.3)        (9.0)       (35.9)       (29.2)

FINANCING ACTIVITIES
     Change in short-term debt                                          (49.9)      (162.8)        (0.7)      (222.2)
     Change in long-term debt                                           155.1          1.2        154.5          3.1
     Proceeds from the exercise of stock options                          2.3         --            5.0         --
     Dividends                                                           (5.4)        (5.7)       (11.2)       (11.3)
                                                                       ------       ------       ------       ------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                        102.1       (167.3)       147.6       (230.4)

Effect of exchange rate changes on cash                                  (0.8)         0.1         (1.4)        (0.7)
                                                                       ------       ------       ------       ------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         23.7          4.1         28.0         (1.7)

Cash and cash equivalents at beginning of period                         22.5         32.1         18.2         37.9
                                                                       ------       ------       ------       ------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $ 46.2       $ 36.2       $ 46.2       $ 36.2
                                                                       ======       ======       ======       ======


                            SUMMARY OF SPECIAL ITEMS
                                  (In millions)

                                                              Quarters
                                                        --------------------
                                                        2Q02    1Q02    2Q01
                                                        ----    ----    ----

Employee separation and plant phase-out costs          $ --     $(0.9)  $(0.9)

Period plant phase-out costs incurred                   (0.1)    (0.1)   (0.2)
Plant phase-out accelerated depreciation                (0.5)    (0.5)    --
Equity affiliate - employee severance and liabilities
     associated with the temporary idling of a plant    (0.1)    (0.7)    --
Merger and integration costs                             --       --     (0.5)
Loss on divestiture of equity investment                 --      (1.5)    --

                                                        ----     ----    ----
    Subtotal - operating loss                           (0.7)    (3.7)   (1.6)

Litigation settlement gain                               --       --      4.1

                                                        ----     ----    ----
    Total  - pre-tax income (expense)                   (0.7)    (3.7)    2.5

Income tax benefit (expense)                             0.2      1.4    (1.0)
                                                        ----     ----    ----
    Total - after-tax income (expense)                 $(0.5)  $ (2.3)  $ 1.5
                                                        ====     ====    ====


                                                          Six Months
                                                        -------------
                                                         1H02    1H01
                                                        -----   -----
Employee separation and plant phase-out cost            $(0.9)  $(9.8)

Period plant phase-out costs incurred                    (0.2)   (0.2)
Plant phase-out accelerated depreciation                 (1.0)    --
Equity affiliate - employee severance and liabilities
     associated with the temporary idling of a plant     (0.8)   (1.0)
Merger and integration costs                              --     (5.8)
Loss on divestiture of equity investment                 (1.5)    --

                                                        -----   -----
    Subtotal - operating loss                            (4.4)  (16.8)

Investment write-down                                     --     (0.6)
Litigation settlement gain                                --      4.1

                                                        -----   -----
    Total  - pre-tax income (expense)                    (4.4)  (13.3)

Income tax benefit                                        1.6     5.2
                                                        -----   -----
    Total - after-tax income (expense)                  $(2.8)  $(8.1)
                                                        =====   =====